EXHIBIT 10.3

                             EMPLOYMENT AGREEMENT

            AGREEMENT, made March 24, 1998, to be effective February 17, 1998, by and between Domain Energy Corporation, a Delaware corporation (the "Company") and Michael L. Harvey ("Executive").

                                   RECITALS

            In order to induce Executive to serve as Executive Vice President - Corporate Development of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

            Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

            It is therefore hereby agreed by and between the parties as follows:

            1.    EMPLOYMENT.

            1.1 Subject to the terms and conditions of this Agreement, the Company hereby employs Executive during the term hereof as Executive Vice President - Corporate Development of the Company. In his capacity as Executive Vice President - Corporate Development of the Company, Executive shall report to the President and Chief Executive Officer of the Company (the "CEO"). Executive shall have the following responsibilities and authorities: (i) identifying growth opportunities for the Company, with a particular focus on the Gulf Coast region, in the form of property acquisitions, drilling joint ventures and

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corporate acquisitions and mergers; (ii) coordinating the evaluation and due diligence process as well as leading negotiations on transactions generated by Executive; (iii) serving as a member of the Company's executive management committee, which reviews and approves capital budgets, establishes financial and operational budgets and establishes general corporate policy; (iv) working closely with the Company's Executive Vice President Exploration and Production to execute the Company's business plans and to prioritize allocation of capital and human resources; and (v) functioning as the Company's "ambassador to industry" by participating in various industry associations such as IPAA, TIPRO and the Producer Forum; or, such other responsibilities and authorities commensurate with position of an Executive Vice President of the Company as are assigned by the CEO.

            1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Executive Vice President - Corporate Development of the Company and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position, as the CEO shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the CEO may reasonably from time to time impose. The Company will create one additional seat on the Board of Directors of the Company (the "Board") and shall cause Executive to be appointed to fill such seat and thereafter, so long as this Agreement shall remain in effect, to cause Executive to be nominated for election at each annual meeting of the Company's stockholders to be held in each of 1998 and 1999 and, in accordance with the Company's normal solicitation efforts,

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solicit proxies for Executive's election to the Board in accordance with the
Company's normal solicitation efforts. Executive agrees to serve, if elected, as a member of the Board and unless otherwise requested by the Company, to resign from the Board upon termination of this Agreement.

            1.3 Nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of the CEO, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by him in equity securities or other assets (provided that no such investment may exceed 5% of the equity of any entity, without the prior approval of the CEO and Executive shall give the CEO prior written notice of any investment in an entity that is not publicly traded) or from serving, subject to the prior approval of the CEO, as a member of boards of directors or as a trustee of any other corporation, association or entity. For purposes of the preceding sentence, any approval of the CEO required therein shall not be unreasonably withheld. Attached hereto as Schedule 1.3 is a description of all existing investments, board memberships and trusteeships relating to any entity engaged in any aspect of the oil and gas business that would require approval by, or notice to, the CEO under this Section 1.3 if such investment, board membership or trusteeship were to be effected after the date of this Agreement.

            2. TERM OF EMPLOYMENT. Executive's term of employment under this Agreement shall commence as of the date hereof and, subject to the terms hereof, shall terminate on the earlier of (i) December 31, 2000 (the "Termination Date") or (ii) termination of Executive's employment pursuant to this Agreement; PROVIDED, HOWEVER, that

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any termination of employment by Executive (other than for death, Permanent
Disability or Good Reason) may only be made upon 60 days prior written notice to the Company and any termination of employment by Executive for Good Reason may only be made upon 30 days prior written notice to the Company.

            3.    COMPENSATION.

            3.1 SALARY. The Company shall pay Executive a base salary ("Base Salary") at the rate of $150,000 per annum for the period commencing on the beginning of Executive's term of employment hereunder and ending on the Termination Date, subject to Section 6.5(c). Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall be in the discretion of the Company and, as so increased, shall constitute "Base Salary" hereunder.

            3.2 COMPENSATION PLANS AND PROGRAMS. Executive shall be entitled to participate in any compensation plan or program maintained by the Company in which other senior executives of the Company participate on terms comparable to those applicable to such other senior executives.

            4.    EMPLOYEE BENEFITS.

            4.1 EMPLOYEE BENEFIT PROGRAMS, PLANS AND PRACTICES. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives (including, without limitation, participation in health, dental, group life, disability,

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retirement and all other plans and fringe benefits to the extent generally provided to such senior executives).

            4.2 VACATION AND FRINGE BENEFITS. Executive shall be entitled to no less than twenty-five (25) business days paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. Such vacation time shall accrue at a rate of 2.08 vacation days for each calendar month worked. Unless otherwise approved by the Board, any vacation days not taken in any calendar year shall be forfeited without payment therefor. The Company shall furnish Executive with a private office and a private secretary and all other reasonable assistance and accommodations.

            5. EXPENSES. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and promoting the business of the Company, including, without limitation, expenses for travel, lodgings, entertainment and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

            6.    TERMINATION OF EMPLOYMENT.

            6.1   TERMINATION NOT FOR CAUSE OR TERMINATION FOR GOOD REASON.

            (a) Subject to the terms and conditions of this Agreement, the Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 6.4(b) hereof) or other than as a result of Executive's death, Retirement (as defined below in this

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Section 6.1(a)) or Permanent Disability (as defined in Section 6.2 hereof) or if
Executive terminates his employment for Good Reason (as defined in Section
6.1(c) hereof) prior to the Termination Date, Executive shall receive all such payments, if any, under applicable compensation and employee benefit plans or programs, including but not limited to those referred to in Section 3.2 hereof, to which he is entitled pursuant to the terms of such plans or programs. In addition, Executive shall receive a lump sum cash payment (the "Termination Amount") in lieu of any annual cash bonus for which Executive may be eligible pursuant to Section 3.2 ("Bonus") in respect of all or any portion of the fiscal year in which such termination occurs and any other cash compensation (other than the Vacation Payment and the Compensation Payment referred to below). Subject to Section 6.5(b), the Termination Amount shall consist of the greater of (i) an amount equal to the Executive's Base Salary at its then current annual rate plus the amount of Executive's target Bonus for the entire year ("Target Bonus"; which for 1998 has been established by the Board as an amount equal to 40% of Base Salary) in which his termination occurs (irrespective of whether the performance criteria have been met) or (ii) the aggregate amount of Base Salary which Executive would have received for the remaining term of this Agreement. In addition, Executive shall receive a cash lump sum payment in respect of accrued but unused vacation days (the "Vacation Payment") and all compensation earned but not yet paid (including any deferred Bonus payments) (the "Compensation Payment"). "Retirement" means the termination of Executive's employment with the Company and all of its affiliates as a result of his reaching a retirement age (not less than 62 years of age) established by the Board for his retirement.

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            (b) The Termination Amount, the Vacation Payment and the
Compensation Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive. Payments of amounts to which Executive is entitled under applicable compensation and employee benefit plans or programs will be paid to Executive pursuant to the terms of such plans or programs.

            (c) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

                (i) any removal of Executive as an Executive Vice President of the Company or any material reduction by the Company of Executive's authority, duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, or as a result of Executive's death or Retirement);

               (ii) any reduction by the Company in Executive's Base Salary, other than a reduction which is part of a uniformly applied general salary reduction program affecting senior executives of the Company;

              (iii) the Company's moving Executive's place of employment outside the Houston, Texas metropolitan area; or

               (iv) Executive's election to terminate his employment for any reason within 30 calendar days following a Change of Control (as defined in Section 6.1(d) hereof).

            (d) For purposes of this Agreement, "Change of Control" shall mean the occurrence of either (i) the purchase or other acquisition by any person, entity or group (within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or any comparable successor provisions) of persons or entities (a "Group"), other than the FRC Entities (as defined in the Non-Qualified Stock Option Agreement attached hereto as Exhibit A (the "Option Agreement")), of (A) ownership of fifty percent (50%) or

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more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally or (B) all or substantially all of the direct and indirect assets of the Company and its subsidiaries or (ii) any merger, consolidation, reorganization or other business combination of the Company with or into any other entity which results in a person, entity or Group other than the FRC Entities owning fifty percent (50%) or more of the combined voting power of the surviving or resulting corporation's then outstanding voting securities entitled to vote generally.

            6.2 PERMANENT DISABILITY. If the Executive becomes totally and permanently disabled (as defined in the Company's Long-Term Disability Benefit Plan applicable to senior executive officers as in effect on the date hereof) ("Permanent Disability"), the Company or Executive may terminate Executive's employment on written notice thereof, and in any such case Executive shall receive or commence receiving:

                (i) as soon as possible under the terms thereof, all amounts payable pursuant to the terms of any disability insurance policy or similar arrangement which the Company maintains during the term hereof;

               (ii) within 30 days after the giving or receipt of such notice by the Company, as the case may be, the Target Bonus in respect of the fiscal year in which his termination occurs (irrespective of whether the performance criteria have been met), prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365;

              (iii) within 30 days after the giving or receipt of such notice by the Company, as the case may be, the Vacation Payment and the Compensation Payment; and

               (iv) as soon as possible under the terms thereof, all such payments under applicable plans or programs, including but not limited to those referred to in Sections 3.2 and 4.1 hereof, to which he is entitled pursuant to the terms of such plans or programs, in accordance with their terms.

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            6.3 DEATH. In the event of Executive's death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving:

                (i) within 30 days after the Company knows of Executive's death, the Target Bonus in respect of the fiscal year in which his death occurs (irrespective of whether the performance criteria have been met), prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365;

               (ii) within 30 days after the Company knows of Executive's death, the Vacation Payment and the Compensation Payment; and

              (iii) as soon as possible under the terms thereof, all such payments under applicable plans or programs, including but not limited to those referred to in Sections 3.2 and 4.1 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs, in accordance with their terms.

            6.4 VOLUNTARY TERMINATION BY EXECUTIVE: DISCHARGE FOR CAUSE. (a) The Company shall have the right to terminate the employment of Executive for Cause, as hereinafter defined. In the event that Executive's employment is terminated by the Company for Cause or by Executive other than for Good Reason or other than as a result of the Executive's Permanent Disability, Retirement or death, Executive shall only be entitled to receive, within 30 days after such termination, the Compensation Payment and the Vacation Payment and any other then-vested benefits under any compensation or employee benefit plans or programs to which he is entitled pursuant to the terms of such plans or programs. Executive shall not be entitled, among other things, to the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs. After the termination of Executive's employment under this
Section 6.4, the obligations of the

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Company under this Agreement to make any further payments, or provide any benefits other than those specified herein, to Executive shall thereupon cease and terminate.

            (b) As used herein, the term "Cause" shall be limited to (i) Executive's commission of any act of fraud or embezzlement against the Company or any of its affiliates, regardless of whether such act results in material financial loss to the Company or any of its affiliates, or other willful malfeasance or willful misconduct by Executive in connection with his employment that results in material financial loss to the Company or any of its affiliates,
(ii) continuing refusal by Executive to perform his duties hereunder or under any lawful direction of the CEO as required under Section 1.2, after written notice of any such refusal to perform such duties or direction was given to Executive by the CEO and Executive has been given a 30-day cure period after receipt of such notice to take reasonable corrective action, (iii) any material breach of the provisions of Section 13 of this Agreement by Executive or any other material breach of this Agreement by Executive after written notice of any such breach was given to Executive by the CEO and Executive has been given a 30-day cure period after receipt of such notice to take reasonable corrective action or (iv) the conviction of Executive for any felony. Termination of Executive pursuant to Section 6.4 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire Board at a meeting of the Board called and held for such purpose (after 30 days prior written notice (which may include the 30 day period referred to in (ii) above) to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable

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judgment of the such Board, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

            6.5 SPECIAL TERMINATION. (a) At any time during the period from and including July 1, 1999 through and including July 31, 1999, Executive shall have the right to terminate this Agreement without Good Reason and the Company shall have the right to terminate this Agreement without Cause, in either case pursuant to written notice from the terminating party specifying (i) that such party is invoking the provisions of this Section 6.5 and (ii) the effective date of termination, which shall be not earlier than 30 days after receipt by the non-terminating party of the notice of termination and not later than August 31, 1999. Any termination effected pursuant to this Section 6.5 is referred to herein as a "Special Termination".

            (b) In the event of a Special Termination invoked by Executive, the Termination Amount shall be zero ($0.00). In the event of a Special Termination invoked by the Company, the Termination Amount shall be an amount equal to Executive's Base Salary at its then current annual rate. In addition, in the event of a Special Termination invoked by the Company, the Company at its expense shall either continue Executive's health and dental insurance as provided by the Company at the effective date of termination, or provide or cause to be provided comparable replacement insurance therefor, for a period of one year from the effective date of termination.

            (c) If neither the Company nor Executive invokes the right to effect a Special Termination within the period permitted therefor, the Company shall adjust Executive's Base Salary to within 2%, plus or minus, of the arithmetic average of the base

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salaries of the other Executive Vice Presidents of the Company, but only if such arithmetic average exceeds Executive's Base Salary as then in effect.

            7. STOCK OPTIONS. Upon execution hereof by the Company and Executive, the Company shall issue to Executive an option to purchase up to 100,000 shares of its Common Stock, par value $.01 per share, pursuant to the Option Agreement.

            8. MITIGATION OF DAMAGES. Executive shall not be required to mitigate any damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any Termination Amount or other payments or amounts otherwise payable to him.

            9. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

      To the Company:

            Michael V. Ronca
            Domain Energy Corporation
            P. O. Box 2229
            Houston, Texas  77252-2229

      with a copy to:

            James L. Rice III, Esq.
            Weil, Gotshal & Manges LLP
            700 Louisiana
            Suite 1600
            Houston, Texas  77002

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      To Executive:

            Michael L. Harvey
            #1 Our Court Lane
            Houston, Texas 77024

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing (or, if earlier, the actual date of receipt) shall constitute the time at which notice was given.

            10. SEPARABILITY; LEGAL FEES. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. In any dispute between the Executive and the Company pertaining to this Agreement, the non-prevailing party shall pay the costs of any legal fees and other fees and expenses which may be incurred by the prevailing party in such dispute. For these purposes, the plaintiff shall be deemed to be the prevailing party if the plaintiff is awarded in excess of 50% of the amount claimed in the complaint and the defendant shall be deemed to be the prevailing party if the plaintiff is awarded 50% or less of the amount claimed in the complaint.

            11. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by

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will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

            12. AMENDMENT. This Agreement may only be amended by written agreement of the parties hereto.

            13. NONDISCLOSURE OF CONFIDENTIAL INFORMATION; NON-COMPETITION. (a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 13(a), "Confidential Information" shall mean nonpublic information, written or oral, in any form or medium, concerning the financial data; strategic business plans; seismic, geological, geophysical and similar data, and interpretations thereof; maps, graphs and similar data; information concerning oil and gas reserve quantities, reserve reports, economic analyses or drilling and/or acquisition opportunities; product development data (or other proprietary product data); customer lists; marketing plans; and other non-public, proprietary and confidential information of the Company, First Reserve Corporation or their respective

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affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

            (b) During the period of his employment hereunder and, except in the case of a Special Termination, for six (6) months thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business or entity which is in competition with the business of the Company or any of its subsidiaries and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company at any time during the 12 months immediately preceding such solicitation.

            (c) For purposes of this Section 13, a business shall be deemed to be in competition with the Company or its subsidiaries if it is also principally engaged in the oil and gas exploration and production business within the same geographic area in which the Company or any of its subsidiaries is so engaged. Nothing in this Section 13 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

            (d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court

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shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 13 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement (until any such breach is cured) and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

            (e) Executive agrees to furnish a copy of Section 13 of this Agreement to any new employer of Executive where employment commences within six
(6) months of the date of termination of Executive's employment pursuant to this Agreement.

            14. BENEFICIARIES; REFERENCES. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

            15. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the

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intended preservation of such rights and obligations. The provisions of this
Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

            16. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

            17. EFFECT ON PRIOR AGREEMENTS. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive with respect to such subject matter, other than the Option Agreement.

            18. WITHHOLDING. The Company shall be entitled to withhold from payment any amount of withholding required by law.

            19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

            20. THE NAME "GULFSTAR". If at any time after the date hereof the Company completes any transaction, the legal effect of which would be to cause the separate corporate existence of Gulfstar Energy, Inc. to cease, and in connection therewith or otherwise the Company proposes to relinquish its rights to the name "Gulfstar", the Company will assign to Executive all of the Company's rights in and to such name.

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                                DOMAIN ENERGY CORPORATION

                                By/s/MICHAEL V. RONCA
                                     Michael V. Ronca
                                     President and Chief Executive Officer


                                   /s/MICHAEL L. HARVEY
                                      Michael L. Harvey

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                                 SCHEDULE 1.3


1. 37 1/2% interest through Gulfstar Petroleum Corporation in Gulfstar Petroleum Company, a Texas general partnership.

2. 50% interest in Gulfstar Petroleum Corporation, a Texas corporation, of which Mr. Harvey is Chairman of the Board of Directors, President and Chief Executive Officer.

3. Gulfstar Operating Company, a Texas corporation, a wholly owned subsidiary of Gulfstar Petroleum Company.

4. 40% interest in Estrella del Golfo, a Delaware limited liability company, of which Mr. Harvey is Chairman, Manager and Chief Executive Officer.

5. Co-executor of the Estate of John C. Harvey, which estate owns interests in numerous oil and gas fields.

6. Executor of the Estate of Adele C. Harvey, which estate owns minimal interests in oil and gas fields.

                     NON-QUALIFIED STOCK OPTION AGREEMENT

                                   EXHIBIT A

The text of Exhibit A has been intentionally omitted and has been filed with this Form 10-Q as Exhibit 10.4.